Exhibit 99.1
     Contact: William H. Galligan, 816-983-1551, william.h.galligan@kcsr.com
Kansas City Southern Announces Pricing
of Common Stock Offering by Grupo TMM, S.A.
     Kansas City, Mo., December 6, 2005 - Kansas City Southern (KCS) (NYSE:KSU) today announced that its largest shareholder, Grupo TMM, S.A., has priced a public offering of 9 million shares of KCS’ common stock at $23.25 per share. All shares are being sold by Grupo TMM. The offering is being made under the company’s existing shelf registration statement.
     The issuance and delivery of the shares is expected to occur on December 9, 2005, subject to satisfaction of customary closing conditions. KCS will not receive any proceeds from the offering.
     Morgan Stanley was the sole book-running manager for the offering. This offering is being made only by means of a prospectus. Copies of the preliminary prospectus and records relating to the offering may be obtained from the offices of Morgan Stanley, Prospectus Department, 180 Varick Street, New York, NY 10014, or by email to prospectus@morganstanley.com.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.
     Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holdings include The Kansas City Southern Railway Company and Texas Mexican Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50% interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.
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